Exhibit 99.2

MONTHLY FINANCIAL REPORT FOR BUSINESS

FOR THE PERIOD BEGINNING: 05/01/03 AND ENDING : 05/31/03

Name of Debtor: Fortune Financial, Inc. Case Number : 03-2026-3F1

Date of Petition: 2/28/03

	CURRENT MONTH	CUMULATIVE PETITION TO DATE
1. CASH AT BEGINNING OF PERIOD	23,342.11	23,349.54
2. RECEIPTS:		
A. Cash Sales	0.00	0.00
Less: Cash Refunds	0.00	0.00
Net Cash Sales	0.00	0.00
B. Collection on Postpetition A/R	0.00	0.00
C. Collection on Prepetition A/R	0.00	0.00
D. Other Receipts (Attach List) (If you receive rental income, you must attach a rent roll.)	18.56	18.56
3. TOTAL RECEIPTS	18.56	18.56
4. TOTAL CASH AVAILABLE FOR OPERATIONS (Line 1 + Line 3)	23,360.67	23,368.10
5. DISBURSEMENTS		
A. U.S. Trustee Quarterly Fees	0.00	0.00
B. Net Payroll	0.00	0.00
C. Payroll Taxes Paid	0.00	0.00
D. Sales and Use Taxes	0.00	0.00
E. Other Taxes	0.00	0.00
F. Rent	0.00	0.00
G. Other Leases (Attachment 2)	0.00	0.00
H. Telephone	0.00	0.00
I. Utilities	0.00	0.00
J. Travel & Entertainment	0.00	0.00
K. Vehicle Expenses	0.00	0.00
L. Office Supplies	0.00	0.00
M. Advertising	0.00	0.00
N. Insurance (Attachment 7)	0.00	0.00
O. Purchases of Fixed Assets (Attach. 3)	0.00	0.00
P. Purchases of Inventory (Attachment 3)	0.00	0.00
Q. Manufacturing Supplies	0.00	0.00
R. Repairs & Maintenance	0.00	0.00
S. Payments to Secured Creditors	0.00	0.00
T. Other Operating Expense (See list attached) (Attach List)	533.00	540.43
6. TOTAL CASH DISBURSEMENTS	533.00	540.43
7. ENDING CASH BALANCE (Line 4 - Line 6)	22,827.67	22,827.67

I declare under penalty of perjury that this statement and the accompanying documents and reports are true and correct to the best of my knowledge and belief.

This 16th day of May, 2 2003

J. John Wortman

Fortune Financial, Inc. Debtor In Possession Account # 4775200 SunTrust Bank

Receipts and Disbursements during the month of May, 2003

Receipts			
8-May-03	Deposit	18.56	Interest on Checking Account
Disbursements			
8-May-03	Disbursement	20.30	Charge for Checks (SunTrust Bank)
8-May-03	Disbursement	71.40	Charge for Checks and Deposit Slips (SunTrust Bank)
12-May-03	Check Number 1002	251.45	Charge for Court Transcription (Allied Graphics)
14-May-02	Check Number 1001	17.57	Charge for mailing to shareholders (Prudential Securities)
15-May-03	Check Number 1003	169.75	Charge for Court Transcription (Statewide Reporting Service)
20-May-03	Disbursement	2.53	Account Analysis Fee (SunTrust Bank)
Total Disbursements		$533.00	